Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
THE 5.75% MANDATORY CONVERTIBLE PREFERRED STOCK
FROM THE RESTATED CERTIFICATE OF INCORPORATION
OF
ALLEGHANY CORPORATION
Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware
     Alleghany Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:
     1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted in the Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation by resolution duly adopted, authorized the issuance of a series of preferred stock consisting of 1,132,000 shares, par value $1.00 per share, designated as the 5.75% Mandatory Convertible Preferred Stock (the “5.75% Preferred Stock”), and established the voting powers, designations, preferences, and the relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on June 20, 2006, filed a Certificate of Designations, Preferences and Rights with respect to the 5.75% Preferred Stock with the Secretary of State of the State of Delaware.
     2. That no shares of the 5.75% Preferred Stock are outstanding and no shares thereof will be issued subject to the 5.75% Preferred Stock Certificate of Designations, Preferences and Rights.
     3. That the Board of Directors of the Corporation has duly adopted the following resolutions:
     WHEREAS, by a Certificate of Designations, Preferences and Rights filed with the office of the Secretary of State of the State of Delaware on June 20, 2006 (the “Certificate of Designations”), the Corporation authorized the issuance of a series of preferred stock consisting of 1,132,000 shares, par value $1.00 per share, designated as the 5.75% Mandatory Convertible Preferred Stock (the “5.75% Preferred Stock”), and established the voting powers, designations, preferences, and the relative, participating or other rights, and the qualifications, limitations or restrictions thereof;
     WHEREAS, all 1,132,000 shares of the 5.75% Preferred Stock were issued by the Corporation on June 23, 2006, and all 1,132,000 shares of the 5.75% Preferred Stock were acquired by the Corporation or converted into shares of the Corporation’s common stock on or before June 15, 2009;
     WHEREAS, as of the date hereof, no shares of the 5.75% Preferred Stock are outstanding and no shares of the 5.75% Preferred Stock will be issued subject to said Certificate of Designations; and
     WHEREAS, it is desirable that all matters set forth in the Certificate of Designations with respect to the 5.75% Preferred Stock be eliminated from the Corporation’s Restated Certificate of Incorporation.
     NOW, THEREFORE, BE IT RESOLVED, that no shares of the 5.75% Preferred Stock are outstanding and no shares of the 5.75% Preferred Stock will be issued subject to said Certificate of Designations, and the Board of Directors hereby approves the elimination of all matters set forth in the Certificate of Designations from the Corporation’s Restated Certificate of Incorporation; and be it further
     RESOLVED, that the officers of the Corporation be, and each hereby is, severally authorized and directed to file a certificate of elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions, whereupon all matters set forth in the Certificate of Designations with respect to the 5.75% Preferred Stock shall be eliminated from the Corporation’s Restated Certificate of Incorporation and the shares of the 5.75% Preferred Stock shall resume their status as authorized but unissued shares of preferred stock of the Corporation, without designation as to preference; and be it further
     RESOLVED, that the officers of the Corporation be, and each hereby is, authorized to prepare, execute and deliver or file any and all other documents, applications, agreements, papers or instruments and to do or cause to be done any and all such acts and things (including, without limitation, the payment of all necessary fees and expenses) as they or any of them may determine to be necessary or advisable in order to carry out the purposes and intent of the foregoing resolutions, the execution and delivery or filing of said documents or the taking of such actions to constitute conclusive proof of said determination by said officer or officers.
     4. That, in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, all references to the 5.75% Preferred Stock are hereby eliminated from the Restated Certificate of Incorporation.
     IN WITNESS WHEREOF, said ALLEGHANY CORPORATION has caused this Certificate of Elimination to be signed by Roger B. Gorham, its Senior Vice President and chief financial officer, this 21st day of July, 2009.

ALLEGHANY CORPORATION
By:	/s/ Roger B. Gorham
Roger B. Gorham
Senior Vice President and chief financial officer

Attest:

/s/ Robert M. Hart
Robert M. Hart
Secretary